UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Soliciting Material Pursuant to §240.14a-12

DELTA AIR LINES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Internal Memorandum

Date: April 29, 2009

To:	Delta Colleagues Worldwide

From:	Richard Anderson & Ed Bastian

Subject:	2009 PROXY FILING

Tomorrow we will file our annual proxy statement with the Securities and Exchange Commission (SEC). Among other things, the proxy combines previously disclosed information about executive pay into a single document. We want to be the first to discuss details of our pay with you. Here are a few key facts:

•	Our base pay did not change last year and will not change this year.
•

Outside of base pay and benefits, approximately 85% of our ongoing compensation is at risk, meaning it’s based on the company’s performance over time, including the stock price increasing significantly and paying profit sharing to you. For example, since Delta was not profitable in 2008 and you did not receive a profit sharing payment, we did not earn a bonus under the annual cash incentive plan.

•

The numbers reported in the proxy are influenced by two unique events for Delta – our bankruptcy emergence in 2007 and our game-changing merger with Northwest in 2008. Like all employees, we received special awards of stock at those times; however, unlike grants for most employees, awards for us and the rest of the executive team were restricted and had no immediate value to us.

Our take home pay for 2008 – the amounts shown on our Delta W-2 forms filed with the IRS – was $2.5 million for Richard, which includes $987,714 in cash and benefits plus the value of vested stock, most of which has not been sold. Ed’s W-2 earnings were $5.2 million, which includes $1.3 million in cash and benefits plus the value of vested stock. That is the actual value of our 2008 compensation as reported to the government.

You may see reports showing larger numbers, possibly including multiples of these amounts. These larger amounts may include estimates from the proxy of what some stock awards and options – most of which are related to one-time bankruptcy emergence and merger awards, not to Delta’s regular, ongoing compensation program – could be worth up to 10 years from now if our stock goes up significantly. Many of these stock awards are not available to us to sell and stock options have no market value to us at current stock prices.

You have our commitment that we will never lose sight of the importance of continuing to invest in Delta people – in you. Compared to the results of an April 2, 2009 survey published in The Wall Street Journal, our ongoing compensation is in the bottom third of U.S. corporations our size. However, it is still a considerable amount and we do not take it for granted. We understand that with our pay comes the immense responsibility to ensure our airline – now the world’s largest – continues to lead the industry as a great place for you to work, a preferred way to travel for our customers and a solid investment for our shareholders.

Thanks for all you do every day.

P.S. As shareholders, you should read the Proxy Statement which contains important information and will be filed with the SEC on April 30, 2009. The Proxy Statement and Annual Report will be available at www.sec.gov and delta.com.